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                 [MASLON EDELMAN BORMAN & BRAND, LLP LETTERHEAD]

                                                               October 29, 1997


Grand Casinos, Inc.
130 Cheshire Lane
Minnetonka, Minnesota  55305

Ladies and Gentlemen:

            We have acted on behalf of Grand Casinos, Inc., a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission on October 29, 1997 relating to an offer to exchange (the "Exchange Offer") all of the Company's 9% Series A Senior Notes due 2004 for the Company's 9% Series B Senior Notes due 2004
(the "New Notes").

            Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

            1. The Company and each corporate Guarantor is a validly existing corporation in good standing under the laws of the State of Minnesota.

            2. The New Notes have been duly authorized, and when properly exchanged in accordance with the terms of the Exchange Offer, will be validly issued and fully paid.

            3. Upon issuance in accordance with the Exchange Offer, the New Notes will be binding obligations of the Company, and the guarantees of the New Notes by the Guarantors will be a binding obligation of each Guarantor, subject to and limited by the effect of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereinafter in effect relating to or affecting creditors' rights, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (whether considered at law or in equity) and (iii) federal or state securities laws or regulations or public policy that may limit rights to indemnification.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the heading "Legal Matters" in the Registration Statement.

                                             Very truly yours,

                                         /s/ Maslon Edelman Borman & Brand,
                                                 a Limited Liability Partnership